PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO and President	KCSA Worldwide
+1-775-356-9029	+212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com

Robert F. Clarke Joins Ormat Technologies’
Board of Directors

Reno, Nevada, February 27, 2007   —   Ormat Technologies, Inc. (NYSE: ORA) today announced the appointment of a new independent director to its Board: Robert F. Clarke, who recently retired from his positions as Chairman, President and Chief Executive Officer of Hawaiian Electric Industries, Inc. Mr. Clarke will fill the vacancy created by the resignation of Elon Kohlberg in January 2007. Mr. Clarke will also serve as a member of the Nominating and Corporate Governance Committee of Ormat Technologies.

‘‘We are very happy to have Bob Clarke on our company’s Board. His experience and expertise in the energy and financial fields will further enhance Ormat’s already strong Board,’’ said Dita Bronicki, President and Chief Executive Officer of Ormat. ‘‘We look forward to working with Bob to build upon our successes and believe his experience and vision will help Ormat execute its strategy and strengthen the Company’s position in the growing Geothermal and Renewable energy business.’’

Mr. Clarke completed a twenty-year career at Hawaiian Electric Industries, Inc. (HEI), where he rose to the positions of Chairman, President and Chief Executive Officer from which he retired on May 2006. Since June 1, 2006 Mr. Clarke has been Executive in Residence at the Shidler College of Business at the University of Hawaii. Prior to joining HEI, Mr. Clarke served as Senior Vice President and Chief Financial Officer of Alexander & Baldwin and as Controller of Dillingham Corporation. Prior to that, he worked for the Ford Motor Company and for the Singer Company. He received his Bachelor’s degree in economics in 1965 and his Master’s degree in finance in 1966 from the University of California at Berkeley. Honors include Phi Beta Kappa in 1965. Mr. Clarke is 64 years old.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants. Ormat is a pioneer in Organic Rankine Cycle (ORC) technology and a leader in the manufacture of ORC power equipment.

It also designs, develops and builds, and owns and operates, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by approximately 70 patents. Ormat currently operates the following geothermal power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna and Steamboat; in the Philippines — Leyte; in Guatemala — Zunil; in Kenya — Olkaria; and in Nicaragua — Momotombo. In the U.S., Ormat owns and operates four OREG1 Recovered Energy Generation plants.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are ‘‘forward-looking statements’’ as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see ‘‘Risk Factors’’ as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2006 and the Prospectus Supplements filed with the Securities and Exchange Commission on April 5 and December 14, 2006.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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